Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We have issued our report dated July 20, 2006, accompanying the consolidated financial statements of Enterprise NewsMedia, LLC as of and for the years ended December 31, 2005 and 2004, contained in the Registration Statement on Form S-1 (No. 333-135944) and related Prospectus of GateHouse Media, Inc. We hereby consent to the incorporation by reference into this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Boston, Massachusetts

October 24, 2006